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                                        EXHIBIT 11

                            ACCEPTANCE INSURANCE COMPANIES INC.
                              COMPUTATION OF INCOME PER SHARE
             for the three months and six months ended June 30, 1994 and 1993
                           (in thousands, except per share data)
                                        (unaudited)

                                                    Three Months         Six Months
                                                  -----------------   -----------------
                                                   1994      1993      1994      1993
                                                  -------   -------   -------   -------
PRIMARY EARNINGS PER SHARE:
  Net income                                      $ 4,954   $ 1,715   $ 6,923   $ 3,267
  Adjustment for interest expense reduction
    and interest income from assumed proceeds         556       699     1,163     1,224
                                                   ------    ------    ------    ------
  Adjusted net income                             $ 5,510   $ 2,414   $ 8,086   $ 4,491
                                                   ======    ======    ======    ======

  Weighted average number of shares
    outstanding                                     9,983     8,214     9,848     7,267
  Adjustment for shares issuable                    3,497     3,708     3,495     3,002
                                                   ------    ------    ------    ------
  Adjusted weighted average number of shares
    outstanding                                    13,480    11,922    13,343    10,269
                                                   ======    ======    ======    ======

  Primary earning per share                       $   .41   $   .20   $   .61   $   .44
                                                   ======    ======    ======    ======
FULLY DILUTED EARNINGS PER SHARE:
  Net income                                      $ 4,954   $ 1,715   $ 6,923   $ 3,267
  Adjustment for interest expense reduction
    and interest income from assumed proceeds         508       716     1,059     1,351
  Adjustment for addback of interest on
    convertible note                                   --        32        --       239
                                                   ------    ------    ------    ------

  Adjusted net income                             $ 5,462   $ 2,463   $ 7,982   $ 4,857
                                                   ======    ======    ======    ======

  Weighted average number of shares
    outstanding                                    10,223     8,214    10,088     7,267
  Adjustment for shares issuable                    3,449     3,795     3,423     3,446
  Adjustment for convertible note                      --       135        --       503
                                                   ------    ------    ------    ------
  Adjusted weighted average number of shares
    outstanding                                    13,672    12,144    13,511    11,216
                                                   ======    ======    ======    ======

Fully diluted earnings per share                  $   .40   $   .20   $   .59   $   .43
                                                   ======    ======    ======    ======

(a)  As of June 30, 1994 and 1993, the number of shares of the Company's common stock obtainable on exercise of outstanding options and warrants in the aggregate exceeds 20% of the common shares outstanding.  Therefore, the method of calculating earnings per share has been adjusted accordingly as provided by APB Opinion No. 15.
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